Exhibit 99.4

Notice and Management Information Circular

For the

Annual Meeting of Shareholders

to be held on September 24, 2019

August 19, 2019

Medicenna Therapeutics Corp.

Notice of Annual Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of shareholders of Medicenna Therapeutics Corp. (the “Corporation”) will be held at the offices of McCarthy Tétrault LLP, Toronto Dominion Bank Tower, 66 Wellington Street West, Suite 5300, Toronto, Ontario on September 24, 2019 at 10:00 a.m. (Toronto time).

What the Meeting is About

The following items of business will be covered at the Meeting:

1.	to receive the financial statements of the Corporation for the fiscal year ended March 31, 2019, including the auditor’s report thereon;

2.	to elect directors of the Corporation for the ensuing year;

3.	to appoint Davidson & Company LLP as auditors of the Corporation for the ensuing year and to authorize the directors to fix their remuneration; and

4.	to transact such other business as may be properly brought before the Meeting.

The Meeting may also consider other business that properly comes before the Meeting or any adjournment of the Meeting. The Circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.

You have the right to vote

You are entitled to receive notice of and vote at the Meeting, or any adjournment, if you are a registered holder of common shares of the Corporation at the close of business on August 9, 2019.

Your vote is important

If you are a registered shareholder and are not able to be present at the Meeting, please exercise your right to vote by signing and returning the enclosed form of proxy to TSX Trust Company, 301-100 Adelaide Street West, Toronto ON M5H 4H1, so as to arrive not later than 10:00 a.m. on September 20, 2019 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting.

If you are a beneficial or non-registered shareholder and receive these materials through your broker or another intermediary, please complete and return the materials in accordance with the instructions provided by your broker or intermediary.

BY ORDER OF THE BOARD OF DIRECTORS

Fahar Merchant, Ph.D.

Chairman, President and Chief Executive Officer

August 19, 2019

MANAGEMENT INFORMATION CIRCULAR

August 19, 2019

PROXY INFORMATION

Solicitation of Proxies

The information contained in this management information circular (the “Circular”) is furnished in connection with the solicitation of proxies to be used at the annual meeting (the “Meeting”) of holders (the “Shareholders”) of common shares (the “Shares”) of Medicenna Therapeutics Corp. (the “Corporation”, “Medicenna”, “we” or “our”) to be held on September 24, 2019 at 10:00 a.m. (Toronto time) at the offices of McCarthy Tétrault LLP, Toronto Dominion Bank Tower, 66 Wellington Street West, Suite 5300, Toronto, Ontario and at all adjournments thereof, for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”). It is expected that the solicitation will be made primarily by mail but proxies may also be solicited personally by directors, officers, employees or agents of the Corporation. The solicitation of proxies by this Circular is being made by or on behalf of the management of the Corporation. The total cost of the solicitation will be borne by Medicenna. None of the directors of the Corporation have informed management in writing that he or she intends to oppose any action intended to be taken by management at the Meeting.

The information contained in this Circular is given as at August 19, 2019 except where otherwise noted. All references to “dollar” or the use of the symbol “$” are to Canadian dollars.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Circular contains forward-looking statements within the meaning of securities laws. Such statements include, but are not limited to the Corporation’s plans, objectives, expectations and intentions and other statements including words such as “anticipate”, “contemplate”, “continue”, “believe”, “plan”, “estimate”, “expect”, “intend”, “will”, “should”, “may”, and other similar expressions.

Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statement. See our annual information form dated June 24, 2019 for the year ended March 31, 2019 for additional information. A copy of this document can be found on SEDAR at www.sedar.com, however we will promptly provide a copy of this document to any securityholder of the Corporation free of charge upon request.

ABOUT VOTING YOUR SHARES

Appointment of Proxies

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (the “proxyholder”) the authority to vote your Shares for you at the Meeting or any adjournment. A proxy form is included with this Circular.

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The persons named on the proxy form will vote your Shares for you, unless you appoint someone else to be your proxyholder. You have the right to appoint a person to represent you at the Meeting other than the persons named on the proxy form. If you appoint someone else, he or she must be present at the Meeting to vote your Shares. If you want to appoint someone else, you can insert that person’s name in the blank space provided in the form of proxy. That other person does not need to be a Shareholder of the Corporation.

If you are voting your Shares by proxy, our transfer agent, TSX Trust Company, must receive your completed proxy form by 10:00 a.m. (Toronto time) on September 20, 2019 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting.

The proxy must be signed by the registered Shareholder or the Shareholder’s attorney duly authorized in writing or, if the Shareholder is a corporation, by an officer or attorney thereof duly authorized. Persons signing as executors, administrators, trustees or in any other representative capacity should so indicate and give their full title as such.

Registered Shareholders

You are a registered Shareholder if your name appears on your Share certificate. Your proxy form tells you whether you are a registered Shareholder.

Non-Registered (or Beneficial) Shareholders

You are a non-registered (or beneficial) Shareholder if your bank, trust company, securities broker or other financial institution holds your Shares for you (your nominee). For most of you, your voting instruction form or proxy tells you whether you are a non-registered (or beneficial) Shareholder.

In accordance with Canadian securities law, we have distributed copies of the Notice of Meeting, this Circular and the form of proxy (collectively, the “meeting materials”) to CDS Clearing and Depository Services Inc. and intermediaries (such as securities brokers or financial institutions) for onward distribution to those non-registered or beneficial Shareholders to whom we have not sent the meeting materials directly. We previously mailed to those who requested them, the audited financial statements of the Corporation for the year ended March 31, 2019 and the auditor’s report thereon as well as management’s discussion and analysis.

The intermediaries are required to forward meeting materials to non-registered or beneficial Shareholders unless a non-registered or beneficial Shareholder has waived the right to receive them. Very often, intermediaries will use a service company such as Broadridge Investor Communication Solutions to forward the meeting materials to non-registered or beneficial Shareholders.

Non-registered or beneficial Shareholders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit non-registered or beneficial Shareholders to direct the voting of the Shares they beneficially own. Non-registered or beneficial Shareholders should follow the procedures set out below, depending on what type of form they receive.

A.	Voting Instruction Form. In most cases, a non-registered Shareholder will receive, as part of the meeting materials, a voting instruction form. If the non-registered Shareholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered Shareholder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a non-registered Shareholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered Shareholder’s behalf), the non-registered Shareholder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the non-registered Shareholder.

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or

B.	Form of Proxy. Less frequently, a non-registered Shareholder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile or stamped signature), which is restricted as to the number of Shares beneficially owned by the non-registered Shareholder but which is otherwise uncompleted. If the non-registered Shareholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered Shareholder’s behalf), the non-registered Shareholder must complete the form of proxy and deposit it with TSX Trust Company, 301-100 Adelaide Street West, Toronto ON M5H 4H1 as described above. If a non-registered Shareholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the non-registered Shareholder’s behalf), the non-registered Shareholder must strike out the names of the persons named in the proxy and insert the non-registered Shareholder’s (or such other person’s) name in the blank space provided.

Non-registered Shareholders should follow the instructions on the forms they receive and contact their intermediaries promptly if they need assistance.

Meeting Materials

The meeting materials are being sent to both registered and non-registered owners of Shares. The Corporation is sending this Circular and other meeting materials indirectly to non-objecting beneficial owners under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). The Corporation intends to pay for intermediaries to forward to objecting beneficial owners under NI 54-101 this Circular and other meeting materials.

Changing Your Vote

A proxy given by a Shareholder for use at the Meeting may be revoked at any time prior to its use. In addition to revocation in any other manner permitted by law, a registered Shareholder who has given a proxy may revoke that proxy by:

(a)	completing and signing a proxy bearing a later date and depositing it with TSX Trust Company as described above;

(b)	depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing:

(i)	at our registered office at any time before 10:00 a.m. on September 19, 2018, or on the last business day before any adjournment of the Meeting at which the proxy is to be used, or

(ii)	with the chair of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or

(c)	in any other manner permitted by law.

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A non-registered or beneficial Shareholder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an intermediary or to the Corporation, as the case may be, at any time by written notice to the intermediary or the Corporation, except that neither an intermediary nor the Corporation is required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by such intermediary or the Corporation, at least seven (7) days prior to the Meeting.

VOTING OF PROXIES

You can choose to vote “For”, “Against” or “Withhold”, depending on the item listed on the proxy form. The Shares represented by the proxy form will be voted for, voted against or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.

If you return your proxy form and do not tell us how you want to vote your Shares, your Shares will be voted by the management representatives named in the proxy form as follows:

•	FOR the election of each of the directors nominated for election as listed in this Circular;

•	FOR the appointment of Davidson & Company LLP, Chartered Professional Accountants (“Davidson”) as auditor of the Corporation and the authorization of the directors to fix the auditor’s remuneration;

The enclosed form of proxy confers discretionary authority upon the management representatives designated in the form of proxy with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters. However, if any other matters should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the proxy nominee.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As of the date hereof, 28,802,792 Shares are issued and outstanding. Each holder of Shares of record at the close of business on August 9, 2019 (the “Record Date”), the record date established for notice of the Meeting, will be entitled to one vote for each Share held on all matters proposed to come before the Meeting, except to the extent that the Shareholder has transferred any Shares after the record date and the transferee of such Shares establishes ownership of them and makes a written demand, not later than 10 days prior to the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting, in which case the transferee will be entitled to vote such Shares.

To the knowledge of Medicenna’s directors and executive officers, outside of those persons disclosed below, no single person or entity beneficially owns, or exercises control or direction over, directly or indirectly, Shares carrying 10% or more of the voting rights attached to all the outstanding Shares.

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Name	No. of Shares Beneficially Owned, Controlled or Directed	Percentage of Outstanding Shares
Dr. Fahar Merchant	5,250,000 Shares	18.23%
Ms. Rosemina Merchant	5,250,000 Shares	18.23%
Aries Biologics Inc.*	5,500,000 Shares	19.09%

* Fahar Merchant and Rosemina Merchant each owns 50% of the voting shares, and is a director and officer, of Aries Biologics Inc.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.            Financial Statements

At the Meeting, Shareholders will receive and consider the financial statements of the Corporation for the fiscal year ended March 31, 2019 and the auditor’s report thereon, but no vote by the Shareholders with respect thereto is required or proposed to be taken.

2.            Election of Directors

The Corporation has nominated six persons (the “Nominees”) for election as directors of the Corporation at the Meeting. At the Meeting, Shareholders will be asked to elect these Nominees as directors of the Corporation. Unless they resign, all directors elected at the Meeting will hold office until our next annual meeting of Shareholders or until their successors are elected or appointed.

The TSX requires listed companies to adopt a majority voting policy with respect to uncontested elections of directors unless it is otherwise exempt. A majority voting policy generally provides that a director who has received a majority of withhold votes must tender his or her resignation immediately after the meeting, to be effective upon acceptance of the board of directors of the Corporation (the “Board”). Listed companies that are “majority controlled” are exempt from this policy. The Corporation is majority controlled since Dr. Merchant and Ms. Merchant own, directly or indirectly, or exercise direction or control over, approximately 56% of the issued and outstanding Shares. The Corporation is relying on this majority controlled exemption and has not adopted a majority voting policy.

The following table sets out for all Nominees, the name and place of residence, all major positions and offices with the Corporation now held by them, the period during which they have served as directors of the Corporation, their present principal occupation and principal occupation for the preceding five years, and the number of Shares beneficially owned, directly or indirectly, by each of them, or over which they exercise control or direction as at the date hereof.

Unless you have specified in the enclosed form of proxy that the votes attaching to the Shares represented by the proxy are to be withheld with respect to the election of each of the Nominees, on any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy intend to vote the Shares in respect of which they are appointed proxy FOR the election as directors of each of the Nominees whose names are set forth below.

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Name of Director, Province/State and Country of Residence	Director Since	Principal Occupation or Employment During Past 5 Years	Shares Beneficially Owned, Controlled or Directed
Dr. Fahar Merchant Ontario, Canada	October 2011(5)	President and Chief Executive Officer of Medicenna (2011 to present)	5,250,000(6) (18.23%)
Mr. Albert Beraldo(1) Ontario, Canada	November 2016(5)	President of Idoman Ltd. (2008 to present) President and Chief Executive Officer of Alveda Pharmaceuticals Inc. (2006- 2015)	25,000 (0.09%)
Ms. Rosemina Merchant Ontario, Canada	April 2016(5)	Chief Development Officer of Medicenna (2011 to present)	5,250,000(6) (18.23%)
Dr. Chandrakant Panchal(1)(2)(3)(4) Quebec, Canada	November 2016(5)	Chairman, CEO and CSO of Axcelon Biopolymers Corp. (2001 to present)	1,500 (<0.01%)
Mr. Andrew Strong(2)(3) Texas, United States	November 2016(5)	Partner, Pillsbury Winthorp Shaw Pittman LLP (March 2015 to present) President and CEO of Kalon Biotherapeutics LLC (June 2011 to March 2015)	Nil
Ms. Karen Dawes Florida, United States	N/A	President, Knowledgeable Decisions, LLC (2003 to present)	Nil

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Lead Director of the Corporation.

(5)	Represents the date the individual was first appointed as director of Medicenna Therapeutics Inc (“MTI”). Each such director was appointed as director of the Corporation effective March 1, 2017 in connection with the completion of the qualifying transaction of the Corporation (the “Transaction”). For further details regarding the Transaction, please refer to the filing statement of the Corporation dated February 28, 2017, a copy of which is available under the Corporation’s profile on SEDAR at www.sedar.com.

(6)	In addition, an aggregate of 5,500,000 Shares (representing 19.09% of the outstanding Shares) are held by Aries Biologics Inc. Fahar Merchant and Rosemina Merchant each owns 50% of the voting shares, and is a director and officer, of Aries Biologics Inc.

The information as to principal occupation, business or employment and Shares beneficially owned or controlled is not within the knowledge of management of the Corporation and has been furnished by the respective Nominees.

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Fahar Merchant – Chairman, President and CEO – Dr. Merchant is a biotech veteran with more than 25-years’ experience, a serial entrepreneur and co-founder of Medicenna. Previously he was President and CEO of Protox Therapeutics Inc. (TSX Venture Exchange (“TSXV”) and TSX; now Sophiris, Nasdaq) where he established a late clinical stage urology company. At Protox Therapeutics Inc. he raised over $70 million through multiple PIPEs, including a $35 million investment by Warburg Pincus. In 1992, he co-founded IntelliGene Expressions, Inc., a biologics CDMO, and built it to one of the fastest growing companies in Canada. In 2000, by strategic in-licensing, he co-founded Avicenna Medica, Inc., a clinical stage oncology company that was sold a year later to KS Biomedix (LSE) for $90 million. Fahar was CTO and Director of KS Biomedix until its acquisition by Xenova (Nasdaq and LSE; now Celtic Pharma). Fahar has closed several transactions valued at over $300 million. He has a PhD in Biochemical Engineering from Western University.

Albert Beraldo – Director – Mr. Beraldo, CPA, CA, has over 30 years’ experience in varying roles within the pharmaceutical/biotechnology industry. Mr. Beraldo has been the President of Idoman Limited since July 2008, a company dedicated to improving the lives of women through the manufacture and distribution of innovative, minimally invasive medical solutions. Mr. Beraldo was the founder and President and Chief Executive Officer of Alveda Pharmaceuticals Inc., a leading supplier of pharmaceuticals to the Canadian health care market, from 2006 until November 2015. Alveda was acquired by Teligent, Inc. (formerly IGI Laboratories, Inc., Nasdaq), a New Jersey-based specialty generic pharmaceutical company. Mr. Beraldo formerly served as President and CEO of Bioniche Pharma Group Limited until 2006. Mr. Beraldo sits on the board of Pure Global Cannabis Inc. (TSXV) and has served as an Independent Director of Helix Biopharma Corp. (January 2016 to July 2017) and was an Independent Director of Telesta Therapeutics Inc. (July 2011 to February 2014). Mr. Beraldo worked in public accounting with Ernst and Whinney until he joined Vetrepharm Canada Inc. as Financial Controller in 1983. Mr. Beraldo obtained a Bachelor of Commerce degree from the University of Windsor and a Chartered Accountant designation from the Canadian Institute of Chartered Accountants.

Karen A. Dawes – Director Nominee – With 20+ years of commercial and executive management Ms Dawes has been a key player in the successful development, launch and marketing of products in the Cardiovascular, CNS, Oncology, Metabolic, Infectious Disease and Women’s and Men’s Health areas, including five blockbuster therapeutics. Karen’s industry experience began with 10 years of commercial and executive management at Pfizer, where she gained increasing responsibility in product management, development, and strategy leading to her position as Vice-President, Marketing, Pratt Division. Karen then moved to biotech pioneer Genetics Institute (GI), where, as Chief Commercial Officer, she built the company’s initial commercial operations including strategic and operational marketing, sales, medical affairs, public relations, and market research. When GI was acquired by Wyeth, Karen was appointed by the new parent company as Senior Vice-President, Global Strategic Marketing. Subsequently, Karen moved to Bayer Corporation as Division Head for the company’s U.S. Pharmaceuticals Division. Ms. Dawes is currently President of Knowledgeable Decisions, a biopharmaceutical consulting firm focusing on corporate and commercial strategy. Ms. Dawes also serves as the chairperson of the board of directors of RepliGen (NASDAQ: RGEN) and is a member of the board of directors of Assertio Therapeutics, Inc. (NASDAQ: ASRT) and Medicines360. Karen has a combined B.A and M.A from Simmons College and a MBA from Harvard Business School.

Chandrakant Panchal – Lead Independent Director – Dr. Panchal is the Founder of Axcelon Biopolymers Corp., a biotechnology company where he is Chairman, CEO and CSO. From 1989 to 1999 he was Co-Founder, President, and CEO of Procyon Biopharma Inc., which he took public on the TSXV in 1998 and later on the TSX in 2000. Thereafter, Dr. Panchal was CSO at Procyon until its merger with Cellpep, Inc (2006). He was then Senior Executive VP of Business Development at the merged entity, Ambrilia Biopharma Inc. During his term at Procyon and Ambrilia, he led several licensing and M&A transactions with pharmaceutical and biotechnology companies relating to cancer and HIV drugs developed by the company. Dr. Panchal sits on the boards of Pure Global Cannabis Inc. (as Chairman) (TSXV:PURE), Canadian Oil Recovery & Remediation Enterprises (TSXV:CVR), Avicanna Inc.(as Lead Director) (TSX:AVCN) and was until recently, a board member of MaRS Innovation and Avivagen (TSXV:VIV). Dr. Panchal obtained a PhD in biochemical engineering from Western University.

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Andrew Strong – Director - Mr. Strong has been a partner at Pillsbury Winthrop Shaw Pittman since 2015 and leads the Life Sciences Team (Houston, TX). Mr. Strong represents life sciences companies from early stage biotech start-ups to publicly-traded and fully integrated pharmaceutical companies. From 2009 to 2011,Mr. Strong served as the General Counsel and Compliance Officer for the Texas A&M University System where he led efforts to secure a multi-billion dollar federal contract to serve as a first line of defense for influenza pandemics and biological threats. As part of that effort, he led the formation of a state-owned biomanufacturing company (Kalon Biotherapeutics) and was subsequently appointed founding CEO of Kalon that would develop and manufacture biologics for clinical and commercial supply for pharmaceutical and biotech companies. In addition to raising capital, Mr. Strong oversaw the successful sale, in 2014, of Kalon to a subsidiary of FUJIFILM Corporation and Mitsubishi Corporation. Mr. Strong has a J.D., Law from South Texas College of Law. Mr. Strong was a Director and Chair of the Compensation Committee for Braemer Hotels & Resorts which is listed on the NYSE from November 2013 to May 2017.

Rosemina Merchant – Director and Chief Development Officer – Ms. Merchant has 30 years of experience in the development of biopharmaceuticals. Most recently, Ms. Merchant was Senior VP of Development and Regulatory Affairs at Sophiris and responsible for development of PRX302 for prostate cancer and BPH. She transitioned PRX302, a discovery project to a late stage clinical program in less than 6 years. During that time, she executed multiple clinical trials, managed Canadian and United States regulatory filings and led all CMC related outsourcing activities in the United States and Europe. In 1992, Nina co-founded, IntelliGene Expressions, Inc., a biologics CDMO, where she was VP of Manufacturing and Chief Operating Officer. Nina also held a variety of senior level positions at KS Biomedix, Bioniche, GE LifeSciences, Sanofi Pasteur and Alberta Innovates. Her education includes a MESc. in Biochemical Engineering from Western University.

No proposed director is, to the knowledge of the Corporation as at the date of the Circular, or has been, within ten (10) years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including Medicenna) that: (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under Canadian securities legislation that was in effect for a period of more than 30 consecutive days, (ii) was subject to cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under Canadian securities legislation that was in effect for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer, (iii) while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (iv) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromised with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Moreover, no proposed director of the Corporation has been subject, to the knowledge of the Corporation, to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

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3.            Appointment and Remuneration of the Auditor

Davidson have been the auditors of the Corporation by the Board since June 15, 2017.

The Board, on the Audit Committee’s advice, recommends the re-appointment of Davidson, as auditors of the Corporation. The appointment of Davidson must be approved by a majority of the votes cast on the matter at the Meeting. The auditor will be in office until the next annual Shareholders’ meeting or until a successor is named.

Unless you have specified in the enclosed form of proxy that the votes attaching to the Shares represented by the proxy are to be withheld with respect to the appointment of the auditor, on any ballot that may be called for in the appointment of the auditor, the management representatives designated in the enclosed form of proxy intend to vote the Shares in respect of which they are appointed proxy FOR the appointment of Davidson as auditors of the Corporation to hold office until the next annual meeting of Shareholders, and authorizing the directors to fix the remuneration of the auditor.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The Corporation has historically relied on the experience of its Board in setting executive compensation. In considering compensation awards, the Board has considered the skill level of its executives as well as comparable levels of compensation for individuals with similar capabilities and experience. In regard to the Corporation’s current executive compensation arrangements, the Board has considered such factors as the Corporation’s current financial situation, the estimated financial situation of the Corporation in the mid-term and the need to attract and retain the key executives necessary for the Corporation’s long term success.

On March 28, 2017, the Board established a Compensation Committee to, among other things, (i) consider the overall remuneration strategy and, where information is available, verifying the appropriateness of existing remuneration levels using external sources for comparison; (ii) compare the nature and amount of directors’ and executive officers’ compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and the Corporation’s financial position, and (iii) make recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring maximum Shareholder benefit from the retention of high quality board and executive team members. For more information on the Compensation Committee, please see the section entitled “Compensation” of the Corporation’s Corporate Governance Practices attached hereto as Appendix “A”.

Medicenna’s executive compensation program is designed to:

•	attract and retain qualified, motivated and achievement-oriented individuals by offering compensation that is competitive in the industry and marketplace;

•	align executive interests with the interests of Shareholders; and

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•	ensure that individuals continue to be compensated in accordance with their personal performance and responsibilities and their contribution to the overall objectives of the Corporation.

These objectives are achieved by offering executives and employees a compensation package that is competitive and rewards the achievement of both short-term and long-term objectives of the Corporation. As such, our compensation package consists of three key elements:

•	base salary and initial share options;

•	short-term compensation incentives to reward corporate and personal performance through potential annual cash bonuses; and

•	long-term compensation incentives related to long-term increase in Share value through participation in the Share Option Plan.

The Compensation Committee reviews each of these items on a stand-alone basis and also reviews compensation as a total package. Adjustments to compensation are made as appropriate following a review of the compensation package as a whole.

Base Salary

In establishing base salaries, the objective of the Board is to establish levels that will enable Medicenna to attract and retain executive officers that can effectively contribute to the long-term success of the Corporation. Base salary for each executive officer is determined by the individual’s skills, abilities, experience, past performance and anticipated future contribution to the success of Medicenna.

Short-Term Compensation Incentives

The role of short-term compensation incentives at Medicenna is to motivate our executive officers to achieve specified performance objectives for 2019 and to reward them for their achievement in the event that those objectives are met. The Board sets annual corporate objectives encompassing scientific, clinical, regulatory, business and corporate development and financial criteria. The annual cash bonus for the executive officers is based, at least in part, on the level of achievement of these annual objectives, assuming these objectives are still relevant at the time of evaluation. All current corporate and executive officer objectives are reviewed by the Compensation Committee and approved by the Board. The Compensation Committee recommends to the Board the awarding of bonuses, payable in cash, stock or share options, to reward extraordinary individual performance.

Cash bonuses are determined as soon as practicable after the end of the fiscal year and, for the Named Executive Officers (as defined hereinafter), are included in the Summary Compensation Table in the year in respect of which they are earned. For each executive officer, during the year ended March 31, 2019, the annual cash bonuses ranged from 20% to 40% of base salary, however no cash bonuses were paid for the year ended March 31, 2018 or March 31, 2019.

Long-Term Incentive Plans

Long-term incentives, in the form of Options, are intended to align the interests of the Corporation’s directors and its executive officers with those of its shareholders, to provide a long term incentive that rewards these individuals for their contribution to the creation of shareholder value and to reduce the cash compensation that the Corporation would otherwise have to pay. In determining the size and terms of individual grants, the Board takes into account, among other things (i) prior grants; (ii) the level of effort, time, responsibility, ability, experience and level of commitment of the executive officer; and (iii) market comparatives for similarly situated executives.

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Hedge or Offset Instruments

Named Executive Officers or directors are not permitted to purchase financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by Named Executive Officers or directors, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds.

Risk Assessment of Compensation

The implications of the risks associated with the Corporation’s compensation practices were not considered by the Board or a committee of the Board.

Performance Graph

The following graph compares the total shareholder return of $100 invested in our Shares since the Corporation’s initial public offering with the total return of the S&P/TSX Composite Index.

The Corporation completed its initial public offering on July 7, 2015 and its Shares commenced trading on the TSX Venture Exchange (the “TSXV”) on July 14, 2015. The Corporation operated as a “capital pool corporation” in accordance with the policies of the TSXV until the date of completion of the Transaction on March 1, 2017. The performance graph above has been adjusted to reflect a 14:1 consolidation of the Shares completed on March 1, 2017. On August 2, 2017 the Corporation graduated to the Toronto Stock Exchange.

The performance trend shown by the above graph does not necessarily reflect the trend in our compensation to Named Executive Officers reported over the same period. The market price of the Shares, similar to the share prices of many publicly-traded biotechnology companies, has historically been highly volatile. Our approach to compensation is designed to attract and retain quality executives while promoting long-term profitability and maximizing shareholder value. Our Named Executive Officers are compensated on the basis of individual and corporate performance rather than on factors strictly tied to the short-term performance of our Shares in the market.

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Summary Compensation Table

The following table details the compensation information for the three fiscal years ended March 31, 2019 of the Corporation, for the Chairman, President and Chief Executive Officer, the Chief Financial Officer, the Chief Development Officer and the Chief Operating Officer (each, a “NEO” and, collectively the “Named Executive Officers”):

Name and Principal Position	Year Ended	Salary ($)		Share-based awards ($)	Option-based awards ($)		Non-equity incentive plan compensation		Pension value ($)	All other compensation ($)	Total compensation ($)
							Annual incentive plan ($)	Long-term incentive plans ($)
Dr.Fahar Merchant(1)	March 31, 2019	375,000		N/A	189,600	(7)	Nil	Nil	N/A	Nil	564,600
Chairman, President and	March 31, 2018	380,450	(5)	N/A	526,050	(6)	Nil	Nil	N/A	Nil	906,500
Chief Executive Officer	March 31, 2017	340,000	(5)	N/A	444,500	(4)	83,704	Nil	N/A	Nil	868,204
Ms. Elizabeth	March 31, 2019	225,000		N/A	126,400	(7)	Nil	Nil	N/A	Nil	351,400
Williams(2)	March 31, 2018	225,000		N/A	112,725	(6)	Nil	Nil	N/A	Nil	337,725
Chief Financial Officer	March 31, 2017	53,365		N/A	158,750	(4)	8,538	Nil	N/A	Nil	220,653
Ms.Rosemina Merchant	March 31, 2019	291,744		N/A	126,400	(7)	Nil	Nil	N/A	Nil	418,144
Chief Development	March 31, 2018	301,692	(5)	N/A	225,450	(6)	Nil	Nil	N/A	Nil	527,142
Officer (3)	March 31, 2017	290,000	(5)	N/A	318,500	(4)	44,000	Nil	N/A	Nil	652,500

(1)	Dr. Merchant has acted as the President and Chief Executive Officer of MTI, a wholly-owned subsidiary of the Corporation, since October 30, 2011. Dr. Merchant was appointed as President and Chief Executive Officer of the Corporation on March 1, 2017 upon the closing of the Transaction.

(2)	Ms. Williams was appointed Chief Financial Officer of MTI, a wholly-owned subsidiary of the Corporation, on December 12, 2016. Ms. Williams was appointed as Chief Financial Officer of the Corporation on March 1, 2017 upon the closing of the Transaction.

(3)	Ms. Merchant has acted as the Chief Development Officer of MTI, a wholly-owned subsidiary of the Corporation, since April 25, 2016. Ms. Merchant was appointed as Chief Development Officer of the Corporation on March 1, 2017 upon the closing of the Transaction.

(4)	In determining the fair value of these option-based awards, the Black-Scholes valuation methodology was used with the following assumptions: (i) expected life of five years; (ii) volatility 80%; (iii) risk free interest rate of 0.65%; and (iv) no dividend yield. The Corporation has decided to use the Black-Scholes valuation methodology because it is equivalent to the option value reported in the Corporation’s consolidated financial statements.

(5)	Includes amounts paid to the Executive for accrued but unused vacation pay.

(6)	In determining the fair value of these option-based awards, the Black-Scholes valuation methodology was used with the following assumptions: (i) expected life of five years; (ii) volatility 100%; (iii) risk free interest rate of 1.75%; and (iv) no dividend yield. The Corporation has decided to use the Black-Scholes valuation methodology because it is equivalent to the option value reported in the Corporation’s consolidated financial statements.

(7)	In determining the fair value of these option-based awards, the Black-Scholes valuation methodology was used with the following assumptions: (i) expected life of five years; (ii) volatility 116%; (iii) risk free interest rate of 1.50%; and (iv) no dividend yield. The Corporation has decided to use the Black-Scholes valuation methodology because it is equivalent to the option value reported in the Corporation’s consolidated financial statements.

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Incentive Plan Awards - Named Executive Officers

Outstanding Share-Based Awards and Option-Based Awards

The following tables show all awards outstanding to each NEO as at March 31, 2019:

	Option-based Awards				Share-based Awards
Name and Principal Position	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($) (1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Dr. Fahar Merchant	300,000	1.00	Feb 14, 2029	Nil	Nil	Nil	Nil
Chairman, President and	350,000	2.00	Feb 13, 2027	Nil	Nil	Nil	Nil
Chief Executive Officer	350,000	2.01	Sept 21, 2027	Nil	Nil	Nil	Nil
Ms. Elizabeth Williams	200,000	1.00	Feb 14, 2029	Nil	Nil	Nil	Nil
Chief Financial Officer	125,000	2.00	Feb 13, 2027	Nil	Nil	Nil	Nil
	75,000	2.01	Sept 21, 2027	Nil	Nil	Nil	Nil
Ms. Rosemina Merchant	200,000	1.00	Feb 14, 2029	Nil	Nil	Nil	Nil
Chief Development Officer	250,000	2.00	Feb 13, 2027	Nil	Nil	Nil	Nil
	150,000	2.01	Sept 21, 2027	Nil	Nil	Nil	Nil

(1)	These amounts are calculated based on the difference between the market value of the securities underlying the options on March 31, 2019 at the end of the fiscal year ($0.76), and the exercise price of the options.

Value Vested or Earned During the Year

The following table sets forth for each NEO the value vested or earned on all option-based awards, share-based awards, and non-equity incentive plan compensation during the year ended March 31, 2019:

Name and Principal Position	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Dr. Fahar Merchant	Nil	N/A	Nil
Chairman, President and Chief Executive Officer
Ms. Elizabeth Williams	Nil	N/A	Nil
Chief Financial Officer
Ms. Rosemina Merchant	Nil	N/A	Nil
Chief Development Officer

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Pension Plan Benefits

The Corporation does not provide pension plan benefits to its Named Executive Officers or employees of the Corporation.

Termination and Change of Control Benefits

The employment agreements of Dr. Merchant, Ms. Williams and Ms. Merchant provide that if their employment is terminated by the Corporation other than for cause, they will be entitled to the following benefits:

Name	Termination Without Cause		Change of Control
Dr. Fahar Merchant	$562,500	(1)	$562,500	(1)
Ms. Elizabeth Williams	$131,250	(2)	$131,250	(2)
Ms. Rosemina Merchant	$291,744	(3)	$291,744	(3)

(1)	This amount represents 18 months of Dr. Merchant’s current base salary.
(2) (3)	This amount represents 7 months of Ms. Williams annual base salary. This amount represents 12 months of Ms. Merchant’s annual base salary.

Dr. Fahar Merchant

In the event that Dr. Merchant’s employment is terminated by Medicenna other than for cause, Dr. Merchant shall be entitled to receive a lump sum payment equal to one and one half times his then annual base salary (less applicable source deductions) as well as any bonus eligible but not yet paid as of the time of termination. As at March 31, 2019, this obligation would have been $562,500. In addition, all unvested stock options will become immediately vested and exercisable. In the event of termination without cause or for good reason either in connection with or twelve months following a change of control, Dr. Merchant shall be entitled to severance pay equivalent to one times his then annual base salary (less applicable source deductions) as well as any bonus eligible but not yet paid as of the time of termination. As at March 31, 2019, this obligation would have been $562,500. In addition, all unvested stock options will become immediately vested and exercisable.

Ms. Elizabeth Williams

In the event that Ms. Williams’s employment is terminated by Medicenna other than for cause, Ms. Williams shall be entitled to receive a lump sum payment equal to three months of her then annual base salary (less applicable source deductions) in the first year of employment, six months of her then annual base salary in the second year of employment with an additional month for each year employed to a maximum of twelve months. As at March 31, 2019, this obligation would have been $131,250.

In the event of termination without cause or for good reason either in connection with or twelve months following a Change of Control, Ms. Williams shall be entitled to severance pay equivalent to be entitled to receive a lump sum payment equal to three months of her then annual base salary (less applicable source deductions) in the first year of employment, six months of her then annual base salary in the second year of employment with an additional month for each year employed to a maximum of twelve months as well as any bonus eligible but not yet paid as of the time of termination. As at March 31, 2019, this obligation would have been $131,250.

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Ms. Rosemina Merchant

In the event that Ms. Merchant’s employment is terminated by Medicenna other than for cause, Ms. Merchant shall be entitled to receive a lump sum payment equal to one times her then annual base salary (less applicable source deductions). As at March 31, 2019, this obligation would have been $291,744. In the event of termination without cause or for good reason either in connection with or twelve months following a change of control, Ms. Merchant shall be entitled to severance pay equivalent to one times her then annual base salary (less applicable source deductions) as well as any bonus eligible but not yet paid as of the time of termination. As at March 31, 2019, this obligation would have been $291,744. In addition, all unvested stock options will become immediately vested and exercisable.

Director Compensation Table

The following table details the compensation received by each director for the year ended March 31, 2019 (other than directors who were also Named Executive Officers and for whom information is shown in the table under the heading “Executive Compensation - Summary Compensation Table” above):

Name	Fees earned ($)	Share-based awards ($)	Option- based awards(1) ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other Compensation ($)	Total ($)
Mr. Albert Beraldo	34,000	Nil	24,300	Nil	N/A	Nil	58,300
Dr. Chandrakant Panchal	45,000	Nil	24,300	Nil	N/A	Nil	69,300
Mr. Andrew Strong	31,500	Nil	24,300	Nil	N/A	Nil	55,800
Dr. William W. Li(2)	30,000	Nil	24,300	Nil	N/A	Nil	54,300

(1)	In determining the fair value of these option-based awards, the Black-Scholes valuation methodology was used with the following assumptions: (i) expected life of 2.5 years; (ii) volatility 116%; (iii) risk free interest rate of 1.50%; and (iv) no dividend yield. The Corporation has decided to use the Black-Scholes valuation methodology because it is equivalent to the option value reported in the Corporation’s consolidated financial statements.

(2)	Dr. William W. Li is not standing for re-election at the Meeting.

Since July 1, 2017, the directors are entitled to an annual fee of $25,000 with no per meeting fees. The lead director is entitled to an additional annual fee of $10,000. The chair of the Audit Committee is entitled to an annual fee of $7,500, with each committee member receiving an annual fee of $5,000. The respective chairs of the Corporate Governance and Nominating Committee and of the Compensation Committee are entitled to an annual fee of $5,000, with each committee member receiving an annual fee of $1,500 per committee.

Non-executive directors are reimbursed for any out-of-pocket travel expenses incurred in order to attend meetings. Executive directors are not entitled to directors’ compensation.

Dr. Merchant and Ms. Merchant did not receive any compensation for their role as a director of the Corporation.

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Incentive Plan Awards – Directors

Outstanding Share-Based Awards and Option Based Awards

The following table sets forth for each director, other than Named Executive Officers who are directors, all option-based and share-based awards outstanding at March 31, 2019:

Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($) (1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Mr. Albert Beraldo	50,000	1.00	Feb 14, 2024	Nil	N/A	N/A	N/A
	50,000	2.00	Feb 13, 2027	Nil
	50,000	2.88	Nov 10, 2022	Nil
Dr. Chandrakant Panchal	50,000	1.00	Feb 14, 2024	Nil	N/A	N/A	N/A
	50,000	2.00	Feb 13, 2027	Nil
	50,000	2.88	Nov 10, 2022	Nil
Mr. Andrew Strong	50,000	1.00	Feb 14, 2024	Nil	N/A	N/A	N/A
	50,000	2.00	Feb 13, 2027	Nil
	50,000	2.88	Nov 10, 2022	Nil
Dr. William W. Li	50,000	1.00	Feb 14, 2024	Nil	N/A	N/A	N/A
	50,000	2.88	Nov 10, 2022	Nil

(1)	These amounts are calculated based on the difference between the market value of the securities underlying the options on March 31, 2019 at the end of the fiscal year ($0.76), and the exercise price of the options.

Value Vested or Earned During the Year

The following table sets forth for each director the value vested or earned on all option-based awards, share-based awards, and non-equity incentive plan compensation during the year ended March 31, 2019.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Mr. Albert Beraldo	Nil	N/A	Nil
Dr. Chandrakant Panchal	Nil	N/A	Nil
Mr. Andrew Strong	Nil	N/A	Nil
Dr. William Li	Nil	N/A	Nil

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain details as at the end of the year ended March 31, 2019 with respect to compensation plans pursuant to which equity securities of the Corporation are authorized for issuance.

Plan Category	Number of Shares to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of Shares remaining available for future issuance under the equity compensation plans (Excluding Shares reflected in Column (a)) (c)
Equity compensation plans approved by Shareholders	3,275,000	$1.67	1,011,720
Equity compensation plans not approved by Shareholders	Nil	Nil	Nil
Total	3,275,000	$1.67	1,011,720

2017 Stock Option Plan

The 2017 Stock Option Plan (“2017 Stock Option Plan”) was approved for adoption by shareholders on September 21, 2017 to amend, restate and supersede the previous stock option plan adopted by the Corporation in 2015.

The 2017 Stock Option Plan does not have a fixed number of Shares issuable thereunder, but permits the issuance of up to an aggregate of 15% of the outstanding Shares from time to time. As at March 31, 2019, the Corporation had options outstanding under the 2017 Stock Option Plan to purchase up to 3,275,000 Shares (representing approximately 11.46% of the then 28,578,137 issued and outstanding Shares). Accordingly, unallocated options with respect to an aggregate of 1,011,720 Shares were available for future grants (representing approximately 3.54% of the then 28,578,137 issued and outstanding Shares).

The Corporation’s annual “burn rate” for stock options granted under the 2017 Stock Option Plan (including predecessor plans), calculated as described in Section 613(p) of the TSX Company Manual with respect to the number of issued and outstanding Shares (total number of stock options issued in a fiscal year, divided by the weighted average number of outstanding Shares for that year) was 6.8% in fiscal 2017, 4.7% in fiscal 2018 and 5.3% in fiscal 2019.

Summary of Material Terms

The 2017 Option Plan is intended to attract, retain and motivate persons of training, experience and leadership as key service providers to the Corporation and its subsidiaries, including their directors, officers and employees, and to advance the interests of the Corporation. Stock options (“Options”) may be granted to a director, officer, employee or service provider of the Corporation or any related entity (being a person that controls or is controlled by the Corporation or that is controlled by the same person that controls the Corporation) (each, an “Eligible Person”).

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The aggregate number of Shares issuable upon the exercise of all Options granted under the 2017 Stock Option Plan and under all other share compensation arrangements will not exceed 15% of the issued and outstanding Shares as at the date of grant of each Option under the 2017 Stock Option Plan. If any Option granted under the 2017 Stock Option Plan expire, terminate for any reason in accordance with the terms of the 2017 Stock Option Plan or be exercised, Shares subject thereto shall again be available for the purpose of the 2017 Stock Option Plan. Accordingly, the 2017 Stock Option Plan is considered an “evergreen” plan and is subject to Shareholder ratification not later than the date that is three years following the date on which Shareholder approval for the 2017 Stock Option Plan was obtained.

Subject to the terms and conditions of the 2017 Stock Option Plan, the number of Shares subject to each Option, the option price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Compensation Committee and recommended to the Board.

The exercise price for any Option issued under the 2017 Stock Option Plan may not be less than the Market Price of the Shares on the date of which the grant of the Option is approved by the Board. For these purposes, “Market Price” at any date in respect of the Shares means the closing sale price of the Shares on the TSX on the trading date immediately preceding such date; provided that, (i) in the event that such Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day, (ii) if no quotation is made for the applicable day, the Market Price on such day shall be determined in the manner set forth in the preceding clause for the next preceding trading day, and (iii) notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding clauses, the Market Price on any day shall be determined by such methods and procedures as shall be established from time to time by the Compensation Committee.

Options issued under the 2017 Stock Option Plan may be exercised during a period determined under the 2017 Stock Option Plan, which may not exceed ten years. Unless otherwise determined by the Board, Options will vest as follows: 50% on the first anniversary of the grant, 25% on the second anniversary of the grant and 25% on the third anniversary of the grant. Any or all Shares that have vested may be purchased during the term of the Option.

In addition to the restrictions on maximum issuances set forth above for all security based compensation arrangements, the number Shares which may be issued pursuant to Options granted under the 2017 Stock Option Plan to any one person may not exceed 5% of the then aggregate issued and outstanding Shares at the date of the grant.

The following insider participation limits also apply under the 2017 Stock Option Plan: (i) the number of Shares issuable to insiders, at any time, pursuant to the Option Plan and other share compensation arrangements shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis); and (ii) the number of Shares issued to insiders, within a one-year period, pursuant to the 2017 Stock Option Plan and other share compensation arrangements shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis).

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An Option is personal to the optionholder and non-assignable (whether by operation of law or otherwise); provided, however, that Options may be transferred or assigned to certain permitted assignees which include a spouse, a trustee acting on behalf of the optionholder or spouse, a holding entity or an RRSP, RRIF or TFSA of the optionholder or spouse. If the optionholder resigns, is terminated for cause or fails to be re-elected as a director, the Options terminate immediately. If the optionholder dies or ceases to be eligible under the 2017 Stock Option Plan for any other reason, Options that are entitled to be exercised may generally be exercised (subject to certain extensions at the discretion of the Board or a committee thereof) until the earlier of (i) one year or three months, respectively, of the applicable date, or (ii) the expiry date of the Option.

The Option Plan also provides for the cashless exercise of Options which allows for the optionholder to receive, without cash payment (other than taxes), a number of Shares based on the following formula:

x	= [a (b – c)]
b

where

x	= the number of whole Shares to be issued

a	= the number of Shares under Option

b	= the Market Price of the Shares on the date of the cashless exercise

c	= the exercise price of the Option

In the event that the expiry of an Option occurs during a blackout period imposed by management or the Board in accordance with the Corporation’s insider trading policy, the expiry date of such Option shall be deemed to be amended to that date which is ten business days following the end of such blackout period.

In the event of a Change of Control (as such term is defined in the 2017 Stock Option Plan) with respect to the Corporation or a Corporate Group entity (which, under the 2017 Stock Option Plan, means the Corporation and any subsidiary or related or affiliated business entities of the Corporation and includes any successor corporations or entities thereto), notwithstanding anything in the 2017 Stock Option Plan to the contrary:

•	if the employment of an optionee is terminated by the Corporation or a Corporate Group entity without cause or if the optionee resigns in circumstances constituting constructive dismissal by the Corporation or the Corporate Group entity, respectively, in each case, within twelve months (or such other period as determined by the Board in its sole discretion) following a Change of Control with respect to the Corporation or the Corporate Group entity, respectively (such date being the “Termination Date”), all or any of the optionee’s Options will vest immediately prior to the Termination Date (or such later period as determined by the Board in its sole discretion), subject to any performance conditions which shall be dealt with at the discretion of the Board. All vested Options may be exercised until 90 days (or such other period as may be determined by the Board in its sole discretion) following the Termination Date (but until the normal expiry date of the Option rights of such optionee, if earlier). Upon the expiration of such period, all unexercised Option rights of that optionee shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such optionee under the 2017 Stock Option Plan; and

•	any surviving, successor or acquiring entity will assume any outstanding Options or will substitute similar awards for the outstanding Options. If the surviving, successor or acquiring entity is a “private issuer” or does not have any securities listed on an established securities exchange, does not assume the outstanding Options or substitute similar awards for the outstanding Options, or if the Board otherwise determines in its sole discretion and subject to the rules of the TSX, the Corporation will give written notice to all optionees advising that the 2017 Stock Option Plan will be terminated effective immediately prior to the Change of Control and all Options will be deemed to be vested Options, and may provide for the exercise of Options and tender of Shares in connection with the Change of Control and may otherwise provide for the cash out or termination of Options that are not exercised within a specified period of time.

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The 2017 Stock Option Plan contains certain customary adjustment provisions, including in connection with a subdivision, redivision, consolidation, reclassification, reorganization or other change of, or involving, the Shares.

Subject to applicable regulatory requirements, including the rules of the TSX, and except as provided below, the Board may, in its sole and absolute discretion and without Shareholder approval, amend, suspend, terminate or discontinue the 2017 Stock Option Plan and may amend the terms and conditions of Options granted pursuant to the 2017 Stock Option Plan.

Without limiting the generality of the foregoing, the Board may make the following amendments to the 2017 Stock Option Plan, without obtaining Shareholder approval: (i) amendments to the terms and conditions of the 2017 Stock Option Plan necessary to ensure that the 2017 Stock Option Plan complies with the applicable regulatory requirements, including the rules of the TSX, in place from time to time; (ii) amendments to the provisions of the 2017 Stock Option Plan respecting administration of the 2017 Stock Option Plan and eligibility for participation under the 2017 Stock Option Plan; (iii) amendments to the provisions of the 2017 Stock Option Plan respecting the terms and conditions on which Options may be granted pursuant to the 2017 Stock Option Plan, including the provisions relating to the term of the Option and the vesting schedule; and (iv) amendments to the 2017 Stock Option Plan that are of a “housekeeping” nature.

However, the Board may not, without the approval of the Shareholders, make amendments with respect to the following: (i) an increase to the 2017 Stock Option Plan maximum or the number of securities issuable under the 2017 Stock Option Plan; (ii) a reduction in the option price of an Option benefitting an insider; (iii) an extension to the term of Options (other than as a result of a blackout period extension) benefitting an insider; (iv) any amendment which would permit Options granted under the 2017 Stock Option Plan to be transferable or assignable other than to a permitted assignee and for normal estate settlement purposes; (v) changes to the insider participation limits; and (vi) amendments to the 2017 Stock Option Plan amendment provisions.

The Corporation does not currently have any other security based compensation arrangement.

INDEBTEDNESS

As of the date hereof, there is no indebtedness owing to the Corporation by any employees, officers, directors or Nominees of the Corporation (or any associate or affiliate thereof).

AUDIT COMMITTEE INFORMATION

Reference is made to the annual information form of the Corporation dated June 24, 2019 for the year ended March 31, 2019, under the heading “Audit Committee Information” for a disclosure of information related to the Audit Committee required under Form 52-110F1 to National Instrument 52-110 – Audit Committees (“NI 52-110”). A copy of this document can be found on SEDAR at www.sedar.com, however we will promptly provide a copy of this document to any securityholder of the Corporation free of charge upon request.

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INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of the Corporation, none of the persons who have been directors or executive officers of the Corporation at any time since April 1, 2018, none of the proposed Nominees and none of the associates or affiliates of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter scheduled to be acted upon at the Meeting other than the election of directors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of the Corporation, except as disclosed herein, no “informed person” of the Corporation, proposed director of the Corporation, or any associate or affiliate of any of these persons, has any material interest, direct or indirect, in any transaction since April 1, 2018 or in any proposed transaction that has materially affected or would materially affect the Corporation or any of its subsidiaries. An “informed person” means, among others, (i) a director or executive officer of the Corporation or of a subsidiary of the Corporation, (ii) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Corporation or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation other than voting securities held by the person or company as underwriter in the course of a distribution.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the Shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of Medicenna. The Board believes that sound corporate governance practices are essential to contributing to the effective and efficient decision-making of management and the Board and to the enhancement of Shareholder value. The Board and management believe that Medicenna has a sound governance structure in place for both management and the Board. Of particular note Medicenna has:

•	established a written mandate of the Board;

•	established a written charter for the Audit Committee;

•	established a written charter for the Compensation Committee;

•	established a written charter for the Corporate Governance and Nominating Committee;

•	established a written Disclosure and Insider Trading Policy; and

•	established a written Code of Ethics.

National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 — Corporate Governance Guidelines (“NP 58-201”) requires issuers, including Medicenna, to disclose the corporate governance practices that they have adopted. NP 58-201 provides guidance on governance practices. The Corporation is also subject to NI 52-110, which has been adopted in various Canadian provinces and territories and which prescribes certain requirements in relation to audit committees. The required disclosure under NI 58-101 is attached hereto as Appendix “A”.

RECEIPT OF SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Under the Canada Business Corporations Act, a registered holder or beneficial owner of Shares that will be entitled to vote at the 2020 annual meeting of shareholders may submit to the Corporation, before May 18, 2020, a proposal in respect of any matter to be raised at such meeting.

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ADDITIONAL INFORMATION

Additional information relating to us, including our most current annual information form (together with documents incorporated therein by reference), our consolidated financial statements for the year ended March 31, 2019, the report of the auditor thereon, management’s discussion and analysis of our financial condition and results of operations for the year ended March 31, 2019 can be found on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies of those documents are available upon written request to the Chief Financial Officer, free of charge to our securityholders. Our financial information is provided in our consolidated financial statements for the year ended March 31, 2019 and management’s discussion and analysis of our financial condition and results of operations for the year ended March 31, 2019.

DIRECTORS’ APPROVAL

The contents and sending of this Circular have been approved by our directors.

(signed) Fahar Merchant, Ph.D.

Chairman, President and Chief Executive Officer

APPENDIX A

Corporate Governance Practices

Medicenna Therapeutics Corp. (the “Corporation”) is committed to sound and comprehensive corporate governance policies and practices and is of the view that its corporate governance policies and practices, outlined below, are comprehensive and consistent with NP 58-201 and NI 52-110.

Board of Directors

The Board encourages sound and comprehensive corporate governance policies and practices designed to promote the ongoing development of the Corporation.

Composition of the Board

The Board is currently composed of six directors, a majority of whom are independent directors. An “independent” board member, as further defined in NI 52-110, means that such member has no “material relationship” with the issuer. A “material relationship” is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a member’s judgment. Each year the Board reviews the composition of the Board and assesses whether a Board member is “independent”.

Director	Independent

Fahar Merchant	No
Albert Beraldo	Yes
Rosemina Merchant	No
Chandrakant Panchal	Yes
Andrew Strong	Yes
William W. Li	Yes

Dr. Fahar Merchant., Chairman, President and Chief Executive Officer of the Corporation and Rosemina Merchant, Chief Development Officer are not independent directors because of their roles in the Corporation’s management team.

If elected, Ms. Karen A. Dawes will be an independent member of the Board.

The following table outlines other reporting issuers that Board members are directors of:

Director	Reporting Issuer

Fahar Merchant	—
Albert Beraldo	Pure Global Cannabis Inc.
Rosemina Merchant	—
Chandrakant Panchal	Canadian Oil Recovery and Remediation Inc. Pure Global Cannabis Inc. Avicanna Inc.
Andrew Strong	—
William W. Li	Leap Therapeutics, Inc. Ceapro Inc.

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As they deem appropriate, the independent directors meet without the presence of non-independent directors and members of management. During the year ended March 31, 2019, independent directors met five times without the presence of management and non-independent directors.

The Corporation has created the position of Lead Director to ensure that the directors have an independent leadership contact and maintain and enhance the quality of the Corporation’s corporate governance practices. Dr. Chandrakant Panchal, an independent director, is currently the Lead Director. The Lead Director provides leadership to the Board in discharging its mandate and also assists the Board in discharging its stewardship function, which includes (i) satisfying itself as to the integrity of the Chief Executive Officer and the other senior officers of the Corporation and that the Chief Executive Officer and other senior officers create a culture of integrity throughout the organization; (ii) strategic planning; (iii) identifying and managing risks; (iv) succession planning; (v) adopting a disclosure policy; (vi) internal control and management information systems; and (vii) the Corporation’s approach to corporate governance. In addition, the Lead Director provides advice, counsel and mentorship to the Chief Executive Officer.

The following table illustrates the attendance record of each director for all Board meetings held for the year ended March 31, 2019.

Director	Meetings Attended
Fahar Merchant	6 of 6
Albert Beraldo William W. Li	6 of 6 2 of 6
Rosemina Merchant	5 of 6
Chandrakant Panchal	6 of 6
Andrew Strong	5 of 6

Board Mandate

The Board has adopted a mandate in which it explicitly assumes responsibility for stewardship of the Corporation. The Board is mandated to represent the Shareholders to ensure appropriate succession planning is in place, select the appropriate chief executive officer, assess and approve the strategic direction of the Corporation, ensure that appropriate processes for risk assessment, management and internal control are in place, monitor management performance against agreed benchmarks, and assure the integrity of financial reports. A copy of the Board Mandate is attached hereto as Appendix “B”.

Position Descriptions

The Board has developed written position descriptions, which are reviewed annually, for the Chair and the chairs of each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Chief Executive Officer also has a written position description that has been approved by the Board and is reviewed annually.

Orientation and Continuing Education

It is the mandate of the Corporate Governance and Nominating Committee to ensure that a process is established for the orientation and education of new directors that addresses the nature and operation of the Corporation’s business and their responsibilities and duties as directors (including the contribution individual directors are expected to make and the commitment of time and resources that the Corporation expects from its directors).

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The orientation includes an overview of the Corporation’s history and operations, a review of industry conditions and competition, an introduction to the Corporation’s management team and corporate and business information. Any further orientation is dependent on the needs of the new member and may include items such as formal training sessions and attendance at seminars.

With respect to the continuing education of directors, the Corporate Governance and Nominating Committee ensures that directors receive adequate information and continuing education opportunities on an ongoing basis to enable directors to maintain their skills and abilities as directors and to ensure their knowledge and understanding of the Corporation’s business remains current.

Ethical Business Conduct

The Corporation has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to the directors, officers and employees of the Corporation and its subsidiaries. Additionally, consultants and agents for the Corporation are expected to abide by the Code.

The Corporate Governance and Nominating Committee regularly monitors compliance with the Code through communications with management and reports through the Disclosure and Insider Trading Policy (as described below) and ensures that management of the Corporation encourages and promotes a culture of ethical business conduct. A copy of the Code may be found at www.SEDAR.com under the Corporation’s public profile and on our website at www.medicenna.com.

The Corporation has also developed a Disclosure and Insider Trading Policy that covers “whistle blowing” and provides an anonymous means for employees and officers to report violations of the Code or any other corporate policies.

The Board has not granted any waiver of the Code in favour of a director or officer of the Corporation. No material change reports have been filed since the beginning of the Corporation’s most recently completed fiscal year that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

Conflicts of Interest

The Corporate Governance and Nominating Committee monitors the disclosure of conflicts of interest by directors and ensures that no director will vote or participate in a discussion on a matter in respect of which such director has a material interest.

Nomination of Directors

Directors of the Corporation are expected to bring to the Board the broadest possible knowledge and depth of experience from their chosen business or profession. Directors should evidence a demonstrated ability to deal with business, financial and social issues, both nationally and internationally. This implies a capacity to provide additional strength, diversity of views and up-to-date perceptions to the Board and its deliberations. It is the mandate of the Corporate Governance and Nominating Committee to identify and recommend qualified candidates for the Board. In assessing whether identified candidates are suitable for the Board, the Corporate Governance and Nominating Committee considers: (i) the competencies and skills considered necessary for the Board as a whole; (ii) the competencies and skills that the existing directors possess and the competencies and skills nominees will bring to the Board; and (iii) whether nominees can devote sufficient time and resources to his or her duties as a member of the Board. Potential candidates for membership on the Board will not be denied consideration by reason of race, sex, religion or affiliation with some special constituency group, nor will any candidate be selected solely for such reason.

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In addition, the Corporate Governance and Nominating Committee assesses the participation, contribution and effectiveness of the individual members of the Board on an annual basis. All members of the Corporate Governance and Nominating Committee are independent in accordance with the mandate of the Corporate Governance and Nominating Committee.

Compensation

The Board has established a Compensation Committee comprised of Andrew Strong (Chair) and Chandrakant Panchal, all of whom are independent directors within the meaning of Section 1.4 of National Instrument 52-110 – Audit Committees. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding the corporate goals and objectives, performance and compensation of the Chief Executive Officer and other senior executive officers on an annual basis and evaluates the performance of the Chief Executive Officer and other senior executive officers. In addition, the Compensation Committee is responsible for making recommendations to the Board with respect to the compensation policies for the non-employee directors. The Compensation Committee also reviews and makes recommendations regarding annual bonus policies for employees, the incentive-compensation plans and equity-based plans for the Corporation and reviews executive compensation disclosure before the Corporation publicly discloses this information.

Relevant Education and Experience

The following describes the education and experience of each compensation committee member that is relevant in the performance of his responsibilities as a compensation committee member:

Andrew Strong – Director - Mr. Strong has been a partner at Pillsbury Winthrop Shaw Pittman since 2015 and leads the Life Sciences Team (Houston, TX). Mr. Strong represents life sciences companies from early stage biotech start-ups to publicly-traded and fully integrated pharmaceutical companies. From 2009 to 2011,Mr. Strong served as the General Counsel and Compliance Officer for the Texas A&M University System where he led efforts to secure a multi-billion dollar federal contract to serve as a first line of defense for influenza pandemics and biological threats. As part of that effort, he led the formation of a state-owned biomanufacturing company (Kalon Biotherapeutics) and was subsequently appointed founding CEO of Kalon that would develop and manufacture biologics for clinical and commercial supply for pharmaceutical and biotech companies. In addition to raising capital, Mr. Strong oversaw the successful sale, in 2014, of Kalon to a subsidiary of FUJIFILM Corporation and Mitsubishi Corporation. Mr. Strong has a J.D., Law from South Texas College of Law. Mr. Strong was a Director and Chair of the Compensation Committee for Braemer Hotels & Resorts which is listed on the NYSE from November 2013 to May 2017.

Chandrakant Panchal – Lead Independent Director – Dr. Panchal is the Founder of Axcelon Biopolymers Corp., a biotechnology company where he is Chairman, CEO and CSO. From 1989 to 1999 he was Co-Founder, President, and CEO of Procyon Biopharma Inc., which he took public on the TSXV in 1998 and later on the TSX in 2000. Thereafter, Dr. Panchal was CSO at Procyon until its merger with Cellpep, Inc (2006). He was then Senior Executive VP of Business Development at the merged entity, Ambrilia Biopharma Inc. During his term at Procyon and Ambrilia, he led several licensing and M&A transactions with pharmaceutical and biotechnology companies relating to cancer and HIV drugs developed by the company. Dr. Panchal sits on the boards of Pure Global Cannabis Inc. (as Chairman) (TSXV:PURE), Canadian Oil Recovery & Remediation Enterprises (TSXV:CVR), Avicanna Inc.(as Lead Director) (TSX:AVCN) and was until recently, a board member of MaRS Innovation and Avivagen (TSXV:VIV). Dr. Panchal obtained a PhD in biochemical engineering from Western University.

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Other Committees

Corporate Governance and Nominating Committee

The Board has established a corporate governance and nominating committee currently comprised of Dr. Chandrakant Panchal (Chair) and Mr. Andrew Strong, each of whom is independent within the meaning of Section 1.4 of National Instrument 52-110 – Audit Committees.

The purpose of our Corporate Governance and Nominating Committee is to:

•	assist our Board in identifying prospective director nominees and recommend to our Board the director nominees for each annual meeting of shareholders;

•	recommend members for each Board committee;

•	ensure that our Board is properly constituted to meet its fiduciary obligations to the Corporation and its shareholders and that we follow appropriate governance standards;

•	develop and recommend to our Board governance principles applicable to us;

•	oversee the succession planning for senior management; and

•	oversee the evaluation of our Board and management.

Audit Committee

The Board has established an Audit Committee currently comprised of Albert Beraldo (Chair), Chandrakant Panchal and William Li.

For further information regarding the Audit Committee, see the annual information form (the “AIF”) of the Corporation dated June 24, 2019 for the year ended March 31, 2019, under the heading “Audit Committee Information”. A copy of AIF can be found on SEDAR at www.sedar.com, however we will promptly provide a copy of this document to any securityholder of the Corporation free of charge upon request.

Assessments

It is the Board’s mandate, in conjunction with the Corporate Governance and Nominating Committee, to assess the participation, contributions and effectiveness of the Chair and the individual members of the Board on an annual basis. The Board also monitors the effectiveness of the Board and its committees and the actions of the Board as viewed by the individual directors and senior management.

The Board has developed a formal questionnaire to be completed by each director on an annual basis for the purpose of formally assessing the effectiveness of the Board as a whole, committees of the Board, and the contribution of individual directors. These questionnaires, and the issues arising therefrom, are intended to be reviewed and assessed by the Lead Director on an annual basis or more frequently from time to time as the need arises. The Lead Director takes appropriate action as required based on the results obtained.

Director Term Limits and Other Mechanisms of Board Renewal

The Board has not adopted term limits for directors or other mechanisms of board renewal at this time as it believes that the imposition of director term limits or other mechanisms of board renewal on a board implicitly discounts the value of experience and continuity amongst the board members and runs the risk of excluding experienced and potentially valuable board members as a result of arbitrary determination. The Board believes that it can best strike a balance between continuity and fresh perspectives without mandated term limits or other mechanisms of board renewal.

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Diversity

The Corporate Governance and Nominating Committee takes diversity, including diversity of experience, perspective, education, race and gender, into consideration as part of its overall recruitment and selection process in respect of its Board and management. The Corporation does not have a formal policy on the representation of women on the Board or management of the Corporation. The Board does not believe that a formal policy will necessarily result in the identification or selection of the best candidates. As such, the Corporation does not see any meaningful value in adopting a formal policy in this respect at this time as it does not believe that it would further enhance gender diversity beyond the current recruitment and selection process carried out by the Corporate Governance and Nominating Committee. However, the Board is mindful of the benefit of diversity on the Board and management of the Corporation and the need to maximize the effectiveness of the Board and management and their respective decision-making abilities.

The Corporate Governance and Nominating Committee believes that having a diverse Board and management team offers a depth of perspective and enhances Board and management operations. The Corporate Governance and Nominating Committee does not specifically define diversity, but values diversity of experience, perspective, education, race and gender as part of its overall annual evaluation of director nominees for election or re-election as well as candidates for management positions. Recommendations concerning director nominees are, foremost, based on merit and performance, but diversity is taken into consideration, as it is beneficial that a diversity of backgrounds, views and experiences be present at the Board and management levels.

In addition, in searches for new directors or officers, the Corporate Governance and Nominating Committee will consider the level of female representation and diversity on the Board and in management and this will be one of several factors used in its search process. This will be achieved through continuously monitoring the level of female representation on the Board and in management positions and, where appropriate, recruiting qualified female candidates as part of the Corporation’s overall recruitment and selection process to fill Board or management positions, as the need arises, through vacancies, growth or otherwise.

The Board has not adopted targets regarding the representation of women on the Board and in executive officer positions due to the small size of the Corporation and the need to consider a balance of criteria in each individual appointment. It is important that each appointment to the Board or in executive officer positions be made, and be perceived as being made, on the merits of the individual and the needs of the Corporation at the relevant time. In addition, targets based on specific criteria such as gender could limit the Board’s ability to ensure that the overall composition of the Board or management of the Corporation meets the needs of the Corporation. Currently two (66.7%) of the executive officers of the Corporation are women, and one (16.7%) director is a woman. Assuming election of all the director nominees identified in the management information circular dated August 19, 2019, further to the annual general meeting of the shareholders of the Corporation to be held on September 24, 2019, two of the directors (33%) will be women.

APPENDIX B

MANDATE OF THE BOARD OF DIRECTORS

Purpose

The board of directors (the “Board”) of Medicenna Therapeutics Corp. (the “Corporation”) is responsible for the proper stewardship of the Corporation. The Board is mandated to represent the shareholders to select the appropriate Chief Executive Officer (“CEO”), assess and approve the strategic direction of the Corporation, ensure that appropriate processes for risk assessment, management and internal control are in place, monitor management performance against agreed bench marks, and assure the integrity of financial reports.

Membership and Reporting

1.	A majority of the directors of the Board will be “independent” as defined by National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and applicable stock exchange rules. The Board will have no more than the maximum set out in the Corporation’s articles and by-laws, which maximum number the Board will reassess from time to time having consideration for the particular needs of the Corporation.

2.	Appointments to the Board will be reviewed on an annual basis. The Corporate Governance and Nominating Committee, in consultation with the CEO, is responsible for identifying and recommending new nominees with appropriate skills to the Board.

3.	The Board will report to the shareholders of the Corporation.

Terms of Reference

Meetings

1.	The Board will meet as required, but at least once quarterly.

2.	The independent directors will meet as required, without the non-independent directors and members of management, but at least twice annually.

Meeting Preparation and Attendance

3.	In connection with each meeting of the Board and each meeting of a committee of the Board of which a director is a member, each director will:

a.	review thoroughly the materials provided to the directors in connection with the meeting and be adequately prepared for the meeting; and

b.	attend each meeting in person, by phone or by video-conference depending on the format of the meeting, to the extent practicable.

Corporate Planning and Performance

4.	The Board will:

a.	adopt a strategic planning process and approve a strategic plan each year; and

b.	approve and monitor the operational plans and budgets of the Corporation submitted by management at the beginning of each fiscal year.

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In establishing corporate performance objectives, the Board will:

a.	ensure that it has adequate opportunity and information available to it to gain knowledge of the business and the industry sufficient to make fully informed decisions and to adopt meaningful and realistic long-term and short-term strategic objectives for the Corporation. This may include the opportunity for the Board to meet from time to time with industry, medical and scientific experts in related fields of interest;

b.	ensure that effective policies and processes are in place relating to the proper conduct of the business, the effective management of risk and the values to be adopted by the Corporation; and

c.	if applicable, ensure that appropriate and effective environmental and occupational health and safety policies are in place, are operational and are supported by adequate resources.

The Board will:

a.	ensure the integrity of the Corporation’s financial reporting and internal control and disclosure policies and processes;

b.	review the Corporation’s quarterly and year-end audited financial statements;

c.	review annual audit plans and findings and monitor the implementation of audit recommendations;

d.	ensure that the Board has available to it any independent external advice that may be required from time to time; and

e.	implement, or delegate the implementation of measures for receiving feedback from stakeholders.

Risk Management and Ethics

5.	The Board will:

a.	ensure that the business of the Corporation is conducted in compliance with applicable laws and regulations and according to the highest ethical standards;

b.	identify and document the financial risks and other risks that the Corporation faces in the course of its business and ensure that such risks are appropriately managed; and

c.	adopt a disclosure policy.

Shareholder Communication

6.	The Board will ensure that effective communication and disclosure policies are in place between the Board and the Corporation’s shareholders, other stakeholders and the public. The Board will determine, from time to time, the appropriate criteria against which to evaluate performance against shareholder expectations and will set corporate strategic goals and objectives within this context. The Board will regularly review its criteria for the evaluation of shareholder expectations to ensure that they remain relevant to changing circumstances.

Supervision of Management

7.	The Board will:

a.	to the extent feasible, satisfy itself as to the integrity of the CEO and other executive officers and that all such officers are creating a culture of integrity throughout the Corporation;

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b.	ensure that the CEO is appropriately managing the business of the Corporation;

c.	ensure appropriate succession planning is in place (including appointing, training and monitoring senior management), in particular with respect to the CEO position;

d.	establish corporate objectives for the CEO annually and evaluate the performance of the CEO against these corporate objectives;

e.	consider and approve major business initiatives and corporate transactions proposed by management; and

f.	ensure the Corporation has internal control and management information systems in place.

Management of Board Affairs

8.	The Board will:

a.	ensure that an appropriate governance structure is in place, including a proper delineation of roles and clear authority and accountability among the Board, Board committees, the CEO and the Chief Financial Officer (or its functional equivalent);

b.	develop a process for the orientation and education of new members of the Board;

c.	support continuing education opportunities for all members of the Board;

d.	in conjunction with the Corporate Governance and Nominating Committee, assess the participation, contributions and effectiveness of the Chair of the Board, and individual Board members on an annual basis;

e.	monitor the effectiveness of the Board and its committees and the actions of the Board as viewed by the individual directors and senior management;

f.	ensure that Board meetings operate effectively, agendas are focused on the governance role of the Board, and that the Board is able to function independently of management when required;

g.	ensure that effective governance policies are in place regarding the conduct of individual directors and employees, including but not limited to, policies relating to insider trading and confidentiality and conflict of interest;

h.	establish the committees of the Board it deems necessary or as required by applicable law to assist it in the fulfillment of its mandate; and

i.	disclose on an annual basis the mandate, composition of the Board and its committee